Exhibit 99.1

Contacts:
	Semitool, Inc. Larry Viano, Chief Financial Officer 406.752.2107 lviano@semitool.com	Pfeiffer High Investor Relations, Inc. Geoff High 303.393.7044 www.pfeifferhigh.com

Semitool Announces Third Quarter Results for Fiscal 2007

KALISPELL, MT – July 24, 2007 – Semitool, Inc. (Nasdaq: SMTL), a leading manufacturer of wafer processing equipment for the semiconductor industry, today reported financial results for its third fiscal quarter ended June 30, 2007.

Third quarter revenue was $46.6 million versus $59.1 million in the third fiscal quarter a year ago. Gross margin was 47 percent, consistent with gross margin in the same quarter last year. The Company reported near breakeven bottom-line results, which included downsizing costs of $677,000, or $0.02 per share, versus net income of $2.4 million, or $0.07 per share, in last year’s third quarter.

Third quarter bookings were $50.6 million, up from $37.8 million in this year’s second fiscal quarter. Deferred revenue at the end of the quarter was $10.4 million and shipping backlog stood at $50.9 million, combining for a total revenue backlog of $61.3 million. Third quarter product shipments were $42.1 million.

“In spite of the industry-wide volatility in chip demand, we are making significant progress with our customer penetration efforts, particularly for our front-end-of-line (FEOL) cleaning and copper damascene tools,” said Larry Murphy, president and chief operating officer. “We continue to make strategic, process-of-record gains with manufacturers of next-generation memory devices. This validates our market penetration strategy into our customers’ high-volume manufacturing fabs. As previously reported, we recently captured a new Korean customer for copper damascene, a new advanced packaging customer in Japan, and received two Raider tool orders for FEOL cleans from a major memory customer.

“Our cost containment efforts have been effective, as third quarter SG&A expenses dropped by $2.7 million, or 14 percent, versus this year’s second fiscal quarter. Research and development expenses dropped by $748,000, or 10 percent, during the same period.”

Ray Thompson, chairman and CEO, said, “The process development work we have done over the last three months is clearly paying off. This point was made loud and clear last week at SEMICON West, where we ran more than 10,000 wafers through our new high-throughput cleaning tool, the AcceleRAIDER. This tool, which has production capacity of 420 wafers per hour and a smaller footprint than a comparable wet bench, was well received and created excitement among semiconductor and solar industry experts alike. Our sequential rebound in quarterly bookings reflects the continued commitment of our customers to new enabling technologies and processes.”

Through nine months, revenue was $168.0 million versus $178.2 million in the comparable period a year ago. Net income was $6.7 million, or $0.21 per share, versus $6.0 million, or $0.19 per share, at the nine-month mark last year.

Semitool closed the third quarter with cash and cash equivalents of $10.7 million, total current assets of $163.9 million, and total shareholders’ equity of $169.8 million.

Guidance
Management expects fourth quarter revenue to be in the range of $45 million to $48 million, which would result in full-year revenue of between $213 million and $216 million. Fourth quarter per share results are expected to range from a loss of $0.01 to earnings of $0.01, which would result in full year EPS of between $0.20 and $0.22. Fourth quarter shipments are expected to be in a range of $50 million to $53 million.

Conference Call Information
Semitool will host an investor conference call and simultaneous webcast today at 5:00 p.m. Eastern. The call can be accessed by dialing 866-356-3093 (617-597-5381 for international callers) and entering the passcode 78799196. The webcast will be available via the Internet at www.semitool.com. Webcast participants should access the website at least 10 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days. An audio replay will be available from 7 p.m. Eastern today, until 11:59 p.m. Eastern on July 26, 2007, and can be accessed by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 61343681.

About Semitool, Inc.
Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on Nasdaq under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.

Safe Harbor Statement
The matters discussed in this news release include forward-looking statements, including statements related to (i) making significant progress with customer penetration efforts related to our front-end-of-line cleaning and copper damascene tools, (ii) continued strategic, process-of-record gains with manufacturers of next-generation memory devices that validates our market penetration strategy, (iii) the effectiveness of cost containment efforts, (iv) process development efforts paying off and (v) financial guidance for the fourth quarter and fiscal year 2007. Also, bookings, deferred revenue, revenue backlog and product shipments are not necessarily an indication of revenue in any future period. These forward-looking statements are based on management’s assumptions, estimates and projections as of the date hereof and are subject to risks and uncertainties that are discussed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2006. Strategic gains with customers, market penetration and sales of new tools and technologies can be adversely affected by a number of factors, including customers’ ultimate preference for our tools and the tools’ performance, as well as the general factors affecting our industry. In addition, many factors can adversely affect forecasted financial performance, including cancellations and push-backs, customers’ on-site acceptance of our products, unanticipated costs, as well as a number of other risk factors described in our Form 10-K. Our business in general is subject to risks that can cause actual results to differ materially from those anticipated in our forward-looking statements, including, without limitation, demand being adversely affected by the cyclicality in the semiconductor industry, delays in acceptance and payment for shipped tools, the company’s ability to timely deliver and support its products, technological changes that affect our ability to compete, the risks associated with competing on a global basis and possible volatility in key markets. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

(Financial tables follow)

SEMITOOL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006
Net sales	$46,606	$59,095	$168,045	$178,208
Cost of sales	24,497	31,455	86,790	96,251

Gross profit	22,109	27,640	81,255	81,957

Operating expenses:
Selling, general and administrative	16,050	17,992	54,380	54,068
Research and development	6,518	6,186	20,265	18,248
Downsizing costs	677	--	677	--
Gain on sale of building	--	--	(648)	--

Total operating expenses	23,245	24,178	74,674	72,316

Income (loss) from operations	(1,136)	3,462	6,581	9,641
Other income (expense), net	(372)	212	(111)	(310)

Income (loss) before income tax	(1,508)	3,674	6,470	9,331
Income tax provision (benefit)	(1,463)	1,323	(248)	3,359

Net income (loss)	$(45)	$2,351	$6,718	$5,972

Earnings (loss) per share:
Basic	$0.00	$0.07	$0.21	$0.19

Diluted	$0.00	$0.07	$0.21	$0.19

Weighted average common shares:
Basic	32,074	31,906	32,015	30,924
Diluted	32,074	32,230	32,478	31,281

SEMITOOL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	June 30, 2007	September 30, 2006
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$10,701	$17,347
Trade receivables, net	51,006	56,593
Inventories	87,255	90,159
Prepaid expenses and other current assets	14,949	14,314

Total current assets	163,911	178,413
Property, plant and equipment, net	48,298	44,610
Other assets, net	9,207	9,373

Total assets	$221,416	$232,396

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$10,971	$22,882
Other current liabilities	27,621	40,668

Total current liabilities	38,592	63,550
Long-term liabilities	13,002	7,822

Total liabilities	51,594	71,372

Shareholders' equity:
Common stock	82,770	80,738
Retained earnings	87,617	80,899
Accumulated other comprehensive loss	(565)	(613)

Total shareholders' equity	169,822	161,024

Total liabilities and shareholders' equity	$221,416	$232,396